Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors:
Stonepath Group, Inc.
We consent to the use of our report dated February 24, 2004, except as to Note 2(o), which is as of January 31, 2005, with respect to the consolidated statements of operations, stockholders’ equity and comprehensive loss and cash flows of Stonepath Group, Inc. and subsidiaries for the year ended December 31, 2003, and our report dated January 31, 2005, with respect to the related financial statement schedule as of and for the year ended December 31, 2003, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania
April 13, 2006